News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460 Website: www.qelp.net

Quest Energy Partners Announces Record Second Quarter 2008 Results and Confirms Planned Distribution Increase

OKLAHOMA CITY – August 11, 2008 – Quest Energy Partners L.P. (NASDAQ: QELP) (“QELP” or “the Partnership”) today announced record unaudited financial results for the second quarter of 2008, reiterated previously issued distribution guidance, raised its full year 2008 guidance ranges for Adjusted EBITDA and Distributable Cash Flow, and provided an update on development activity.

Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP measure, totaled $20.9 million for the three months ended June 30, 2008, up 73% from its predecessor’s year ago level. Distributable Cash Flow, also a non-GAAP measure, totaled $13.6 million for the quarter, or approximately 1.46 times the previously announced distribution of $9.3 million. The second quarter’s $0.43 per unit distribution was up 4.9% from the prior quarter and will be paid on August 14, 2008 to unitholders of record at the close of business on August 4, 2008.

Net Income totaled $16.2 million for the three months ended June 30, 2008 as compared to a Net Loss of $5.2 million for its predecessor’s year ago level. Net Cash Provided by Operating Activities totaled $30.6 million for the three months ended June 30, 2008 as compared to Net Cash Used in Operating Activities of $146,000 in the predecessor’s year ago period. Adjusted EBITDA and Distributable Cash Flow are reconciled to Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities, their most directly comparable GAAP measures in the attached financial schedules.

Selected financial information in a comparative format for the three and six months ended June 30, 2008 and 2007 are shown in the table below. For additional detail, investors can access QELP’s Form 10-Q which was filed with the Securities and Exchange Commission on August 11, 2008.

Select Financial Data (unaudited, in thousands, except per unit data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Consldtd)	(Carve out)	(Consldtd)	(Carve out)
Total Revenue	$39,972	$27,848	$77,372	$53,384
Operating Income	9,877	1,880	18,465	5,338
Net Income (Loss)	16,221	(5,231)	(1,125)	(8,924)
GP’s Interest in Net Income (Loss)	324	N/A	(23)	N/A
LP’s Interest in Net Income (Loss)	15,897	N/A	(1,102)	N/A
Net Income (Loss) per LP unit	0.75	N/A	(0.05)	N/A

Net Cash Provided by (Used in)
Operating Activities	$30,612	($146)	$23,838	$2,539
Adjusted EBITDA[1]	20,861	12,063	40,684	23,015
Distributable Cash Flow[1]	13,603	N/A	26,482	N/A

Weighted Average Total LP Units Outst.	21,190	N/A	21,190	N/A

1) A reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities, their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, follows this news release.

Management Comment

“We are pleased to report solid second quarter operating results that are within our guidance ranges and allowed for continued high coverage for our increased distribution. In the first half of the year, we successfully drilled 243 gross wells and connected 183 gross wells in the Cherokee Basin out of the 325 gross wells planned for the year. We plan to have all 325 Cherokee Basin wells drilled by the end of this month and to spread the connections over the remainder of the year. Production from our oil producing property in Seminole County, Oklahoma that we acquired in the first quarter continues to exceed our expectations and we plan to begin drilling our first new horizontal well on this property in the third quarter,” said Jerry Cash, Chairman and Chief Executive Officer of the general partner of QELP.

“On July 11, 2008, we completed the purchase of natural gas and oil producing wellbores and related assets in the Appalachian Basin from Quest Resource Corporation (NASDAQ: QRCP) (“QRCP”) for approximately $71.6 million, subject to post-closing adjustments. We were pleased to complete this joint acquisition with QRCP on attractive terms that gives us long-lived natural gas producing properties that are immediately accretive to distributable cash flow per unit, add geographic and geologic diversity, receive premium natural gas pricing, and offer numerous opportunities to complete the existing wells in additional formations with proved developed non-producing reserves.”

“On August 15, 2008, we plan to pay a quarterly distribution of $0.43 per unit, which is 7.5% higher than the level indicated at our IPO in November 2007. Subject to final approval from QELP’s Board of Directors, we anticipate our Appalachian acquisition and organic growth from our operations in the Cherokee Basin will allow the Partnership to increase its distribution paid in November for the third quarter of 2008 by an additional 16% and 28% to an annual rate of between $2.00 and $2.20, up from $1.72 currently. The planned total distribution increase over the second and third quarters from the first quarter is consistent with the guidance we provided in conjunction with the closing of the Appalachian Basin acquisition.”

Operating Performance

Quest Energy Partners was formed with the contribution of substantially all of the oil and gas assets of QRCP, except for its midstream assets, and as a result the following comparisons reflect the historical performance of QRCP prior to November 15, 2007 and QELP after November 15, 2007.

Production and Prices

Total net natural gas equivalent production averaged 57.3 million cubic feet equivalents per day (Mmcfe/d) for the second quarter of 2008, a 28% increase from an average of 44.7 Mmcfe/d from the second quarter 2007. The increase was driven by our development program over the past twelve months as well as the $9.5 million acquisition of oil producing properties in the first quarter of 2008. Realized natural gas sales prices for the second quarter of 2008, including the impact of hedges, was $7.44 per Mcf, up from $6.84 per Mcf in the year ago quarter.

Operating Costs and Production Taxes

Total production costs, excluding gross production and ad valorem taxes, rose to $6.3 million from $5.6 million due to the first quarter acquisition, and higher electrical, legal, and road maintenance costs. On a per Mcfe basis, costs declined to $1.22 per Mcfe in the second quarter of 2008 from $1.38 per Mcfe in the second quarter 2007. Gross production taxes rose by approximately 100% from the year ago quarter to $2.4 million from $1.2 million due to increased production and a 41% increase in wellhead natural gas prices.

Capital Expenditures

In the first half of 2008, QELP successfully drilled 243 gross wells and connected 183 gross wells in the Cherokee Basin out of the 325 gross wells planned for the year. At December 31, 2007, QELP had the right to develop approximately 558,000 net acres in the Cherokee Basin, of which approximately 48% were undeveloped. At year end 2007, QELP had identified approximately 2,100 gross drilling locations on its acreage in the Cherokee Basin, of which approximately 800 were classified as proved undeveloped. These locations represent an approximate six and a half year inventory of drilling activity at the planned 2008 level of 325 wells.

On July 11, 2008, QELP completed the purchase of natural gas and oil producing wellbores and related assets with estimated net proved developed reserves as of May 1, 2008, of 32.9 billion cubic feet of natural gas equivalent (Bcfe) and net production of approximately 3.2 Mmcfe/d as of July 11, 2008, in the Appalachian Basin from QRCP in exchange for cash consideration of approximately $71.6 million, subject to post-closing adjustments. QRCP acquired these assets as part of its purchase of privately held PetroEdge Resources (WV) LLC and simultaneously sold them to QELP.

QELP funded the purchase with borrowings under its existing revolving credit facility and a $45 million, six-month, bridge facility. In connection with the acquisition, QELP’s lenders increased the borrowing base of its revolving credit facility to $190 million from $160 million. Management plans to recommend to the board of directors of QELP’s general partner spending approximately $4 million on capital projects in the Appalachian Basin in the second half of 2008, including the completion of existing wells in the Marcellus Shale or Devonian Sand formations in Ritchie County, West Virginia and increasing production from other existing wells through various optimization techniques including stimulations, recompletions and enhancing production infrastructure.

Management Guidance

The Partnership provided the following guidance with respect to certain financial and operational metrics for the third quarter and full year 2008. Full year 2008 Adjusted EBITDA and Distributable Cash Flow guidance ranges were increased by approximately $15 million and $10 million, respectively, from prior levels, mainly due to the Appalachian acquisition that closed on July 11, 2008 and lower lease operating expense in the Cherokee Basin. In addition, the high end of prior production guidance was reduced by 1.5 Bcfe, or 6%, because production in the first half of the year was closer to the low end of guidance ranges while cash interest expense and sustaining capital expenditures were increased due to the Appalachian acquisition.

	3Q08E			FY 2008E
Total Production (Bcfe)	5.5	-	6.0	22.0	-	23.5

Avg Daily Production (MMcfe/d)	60.0	-	65.0	60.0	-	64.0

Total Operating Expenses ($mm)	18.0	-	20.0	74.0	-	82.0

General & Administrative ($mm)	2.4	-	2.8	10.0	-	12.0

Adjusted EBITDA ($mm)	25.0	-	28.0	91.0	-	99.0

Cash Interest Expense ($mm)	4.6	-	4.7	13.5	-	14.0

Sustaining Capital Expenditures ($mm)	6.0	-	7.0	23.0	-	25.0

Distributable Cash Flow ($mm)	14.4	-	16.3	54.5	-	60.0

Distributable Cash Flow per unit ($)	0.67	-	0.75	2.52	-	2.77

Distribution Coverage	1.3x	-	1.4x	1.3x	-	1.5x

% of Total Production Hedged	75%		82%	72%		77%

Unhedged Production Pricing Assumptions
NYMEX Gas Price ($/MMBtu)	8.00			8.00
NYMEX Gas Price Differential %	8%	-	12%	8%	-	12%

NYMEX Oil Price ($/bbl)	100.00			100.00
NYMEX Oil Price Differential %	2%	-	4%	2%	-	4%

The ranges for Adjusted EBITDA are based on oil and natural gas sales within the anticipated range of production, the Partnership’s existing derivative contracts for hedged volumes, and, for unhedged volumes, the assumed NYMEX Gas and Oil Prices listed above less an assumed NYMEX Gas and Oil Price differential (which is the difference between NYMEX Gas and Oil Prices and the price received at the delivery point).

Management currently believes the assumed prices and differentials to NYMEX are reasonable based on historical levels and management experience. However, due to market conditions and other factors outside the Partnership’s control, the actual prices and differentials realized by the Partnership will be different and those differences may be material. On August 8, 2008, the closing spot price at Henry Hub (the pricing point for NYMEX) was $8.22/MMBtu and the differential from the Southern Star natural gas price was 14% or $1.12/MMBtu.

Conference Call

Quest will host a conference call to discuss 2008 second quarter operating and financial results on Tuesday, August 12, 2008 at 11:00 a.m. Eastern time. There will be a question and answer period following the presentation.

Call:	877-675-4752 (US/Canada) and 719-325-4848 (International)
Passcode: 4681784

Internet:	Live and rebroadcast over the Internet: simply log on to www.qelp.net.

Replay:	Telephonically available through August 15, 2008 at 888-203-1112 (US/Canada) and 719-457-0820 (International) using passcode 4681784 or archived at www.qelp.net.

About Quest Energy Partners L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,400 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations in the Basin. The partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 130,000 net acres in the Appalachian Basin of the northeastern United States, including more than 122,000 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P.; and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corporation to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns more than 2,100 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Partnership’s anticipated level of new well development and Quest Midstream’s construction of related pipelines, environmental issues, weather conditions, competition, general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in the Partnership’s filings with the Securities and Exchange Commission. You can find the Partnership’s filings with the Securities and Exchange Commission at www.qelp.net or at www.sec.gov. By making these forward-looking statements, the Partnership undertakes no obligation to update these statements for revisions or changes after the date of this release.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) plus:

•	net interest expense;
•	depreciation, depletion and amortization expense;
•	gain (loss) on sale of assets;
•	provision for impairment of gas and oil properties;
•	cumulative effect of accounting change, net of tax;
•	change in derivative fair value; and
•	non-cash compensation expense.

Distributable Cash Flow is defined as Adjusted EBITDA minus:

•	cash interest expense; and
•	maintenance capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are significant performance metrics used by the Partnership’s management, and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess (prior to the establishment of any cash reserves by the Partnership’s general partner) the cash distributions the Partnership expects to pay its unitholders. Specifically, these financial measures indicate whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates without regard to the impact of financing methods, capital structure or historical cost basis of its assets.

Adjusted EBITDA is used as a supplemental liquidity measure by the Partnership’s management, and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support its indebtedness, and make distributions to its unitholders.

The Partnership’s revolving credit agreement requires the Partnership to maintain a minimum ratio of consolidated EBITDA plus distribution equivalents paid on unvested equity incentive compensation awards, if any, to consolidated interest expense (as defined in its credit facility) and a maximum ratio of total debt (as defined in its credit facility) to consolidated EBITDA plus distribution equivalents paid on unvested equity incentive compensation awards, if any. Consolidated EBITDA under the Partnership’s revolving credit agreement is computed in the same manner as the way Adjusted EBITDA is presented in this press release. The Partnership’s management believes it is important to maintain consistency between the way the Partnership reports Adjusted EBITDA and the way the Partnership is required to calculate consolidated EBITDA for purposes of its revolving credit agreement.

Distributable Cash Flow is a significant performance metric used by management, and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by our general partner) to the cash distributions the Partnership expects to pay its unitholders.

Using this metric, management can quickly compute the coverage ratio of estimated cash flows to cash distributions. Distributable Cash Flow is also an important non-GAAP financial measure because it serves as an indicator of the cash return on investment provided to investors. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in the Partnership’s quarterly distribution rates. Distributable Cash Flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind management’s use of Distributable Cash Flow is to measure the ability of the Partnership’s assets to generate cash flows sufficient to make distributions to our investors.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations. Adjusted EBITDA does not include interest expense and Adjusted EBITDA and Distributable Cash Flow do not include income taxes, depreciation and amortization expense, change in derivative fair value or non-cash compensation expense. Because the Partnership’s predecessor has borrowed, and the Partnership intends to borrow, money to finance the Partnership’s operations, interest expense is a necessary element of the Partnership’s costs. Because the Partnership uses capital assets, depreciation and amortization are also necessary elements of its costs. Because the Partnership’s predecessor has used, and the Partnership intends to use, derivative contracts to hedge its exposure to commodity prices, changes in the fair value of those contracts is also a necessary element of its costs. Because the Partnership’s predecessor has used, and the Partnership intends to use, non-cash equity awards as part of its overall compensation package for directors, non-cash compensation expense is a necessary element of its costs. Due to fluctuations in commodity prices, Impairments of oil and gas properties may at times be a material element of the Partnership’s business. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, the Partnership’s management believes that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA and Distributable Cash Flow, to evaluate the Partnership’s financial performance and its liquidity.

Management compensates for the limitations of Adjusted EBITDA and Distributable Cash Flow as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making processes.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(unaudited, in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Consldtd)	(Carve out)	(Consldtd)	(Carve out)
Net income (loss)	$16,221	($5,231)	($1,125)	($8,924)
Net interest expense	2,325	7,086	4,448	13,880

Change in unrealized derivative value	(8,862)	(279)	14,969	185
Depreciation, depletion, and amort.[1]	10,395	7,984	20,586	15,316
(Gain) loss on sale of assets	26	305	(21)	240
Non-cash equity compensation	756	2,198	1,827	2,318
Adjusted EBITDA	$20,861	$12,063	$40,684	$23,015
Cash interest expense	(2,158)	(5,845)	(4,102)	(14,160)
Maintenance capital expenditures[2]	(5,100)	N/A	(10,100)	N/A
Distributable Cash Flow	$13,603	N/A	$26,482	N/A

Reconciliation of Net Cash Provided By (Used In) Operating Activities to Adjusted EBITDA
and Distributable Cash Flow (unaudited, in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Consldtd)	(Carve out)	(Consldtd)	(Carve out)
Net cash provided by (used in)
operating activities	$30,612	($146)	$23,838	$2,539
Net interest expense	2,325	7,086	4,448	13,880
Change in current assets and liabilities	(11,787)	5,731	12,864	7,745
Other net cash changes	(289)	(608)	(466)	(1,149)
Adjusted EBITDA	$20,861	$12,063	$40,684	$23,015
Cash interest expense	(2,158)	(5,845)	(4,102)	(14,160)
Maintenance capital expenditures[2]	(5,100)	N/A	(10,100)	N/A
Distributable Cash Flow	$13,603	N/A	$26,482	N/A

(1) Includes depreciation and amortization expense associated with company owned equipment which is included in oil and gas production costs.

(2) Maintenance capital expenditures are those capital expenditures management estimates are required to maintain the Partnership’s production levels and asset base over the long term. The Partnership’s predecessor did not characterize capital expenditures as maintenance or expansion and did not plan capital expenditures in a manner intended to maintain versus expand its production or asset base. As a result, management has not included an estimate of maintenance capital expenditures for the three and six months ended June 30, 2007.